Exhibit 10.1

Stock Purchase Agreement

by and among

Ryan Schadel,

Waterside Capital Corporation

And

Roran Capital LLC

i

ii

iii

STOCK PURCHASE AGREEMENT

Dated as of September 2, 2021

This Stock Purchase Agreement, (the “Agreement”) is entered into as of the date first set forth above (the “Effective Date”), by and among (i) Ryan Schadel, a natural person resident in Georgia (“Buyer”); (ii) Waterside Capital Corporation, a Virginia corporation (the “Company”), and (iii) Roran Capital LLC, a Wyoming limited liability company (“Seller”). Each of Buyer, the Company and Seller may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Seller owns certain shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”);

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell and transfer to Buyer, all of the shares of Common Stock held by Seller, in exchange for the payment of certain cash consideration and other consideration on the terms and subject to the conditions set forth herein (together with the other transactions contemplated herein, the “Transactions”);

WHEREAS, the manager of Seller (“Seller Manager”) has determined that the Transactions are desirable and in the best interests of Seller and its members and the Board of Directors of the Company (“Company Board”) has determined that the Transactions are desirable and in the best interests of the Company and its shareholders; and

WHEREAS, this Agreement is being entered into for the purpose of setting forth the terms and conditions of the Transactions;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. Definitions and Interpretation

Section 1.01 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal.

(b)	“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving the Company or Seller pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of the Company, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company representing 5% or more of the consolidated assets, revenues or net income of the Company, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of the Company, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of the Company, including without limitation any shares of Common Stock, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

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(c)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(d)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)	“Agreement” has the meaning set forth in the introductory paragraph hereof.

(f)	“Basket” has the meaning set forth in Section 10.06(a).

(g)	“Business Day” shall mean any day on which commercial banks are generally open for business in Florida.

(h)	“Buyer Default” has the meaning set forth in Section 9.01(d).

(i)	“Buyer Indemnified Party” has the meaning set forth in Section 10.02.

(j)	“Buyer” has the meaning set forth in the introductory paragraph hereof.

(k)	“Cap” has the meaning set forth in Section 10.06(c).

(l)	“Closing Date” has the meaning set forth in Section 2.05.

(m)	“Closing” has the meaning set forth in Section 2.05.

(n)	“Code” means the Internal Revenue Code of 1986, as amended.

(o)	“Common Stock” has the meaning set forth in the recitals hereto.

(p)	“Company Board” has the meaning set forth in the recitals hereto.

(q)	“Company Default” has the meaning set forth in Section 9.01(c).

(r)	“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

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(s)	“Company Financial Statements” has the meaning set forth in Section 3.07.

(t)	“Company Organizational Documents” has the meaning set forth in Section 3.01(b).

(u)	“Company Parties” has the meaning set forth in the introductory paragraph to Article III.

(v)	“Company” has the meaning set forth in the introductory paragraph hereof.

(w)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(x)	“Deposit” has the meaning set forth in Section 2.02.

(y)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of the applicable Person or obligating the applicable Person to issue or sell any of its Equity Securities.

(z)	“Direct Claim” has the meaning set forth in Section 10.04(c).

(aa)	“Disqualification Event” has the meaning set forth in Section 3.26.

(bb)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(cc)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(dd)	“Environmental Laws” has the meaning set forth in Section 3.18.

(ee)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(ff)	“Escrow Agent” has the meaning set forth in Section 2.02.

(gg)	“Escrow Agreement” has the meaning set forth in Section 2.02.

(hh)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ii)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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(jj)	“Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(kk)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(ll)	“Hard Date” has the meaning set forth in Section 9.06(a).

(mm)	“Indemnified Party” has the meaning set forth in Section 10.04.

(nn)	“Indemnifying Party” has the meaning set forth in Section 10.04.

(oo)	“Intellectual Property” means trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights.

(pp)	“Issuer Covered Person” has the meaning set forth in Section 3.26.

(qq)	“Knowledge of the Company” means the actual knowledge, after and assuming due inquiry, of Seller or any director or executive officer of the Company.

(rr)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(ss)	“Liabilities” has the meaning set forth in Section 3.06.

(tt)	“Liens” has the meaning set forth in Section 4.01.

(uu)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(vv)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

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(ww)	“Material Contract” means (i) a Contract involving aggregate consideration in excess of $1,000 and which, in each case, cannot be cancelled by any party thereto without penalty or without more than ninety (90) calendar days’ notice, except Contracts entered into in the Ordinary Course of Business; (ii) all Contracts that require a party thereto to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; (iii) all Contracts that provide for the indemnification by a party thereto of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than thirty (30) calendar days’ notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees); (viii) all Contracts with any Governmental Authority; (ix) all Contracts that limit or purport to limit the ability of a party thereto to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) any Contracts that provide for any joint venture, partnership or similar arrangement; and (xi) all collective bargaining agreements or Contracts with any union.

(xx)	“Note Forgiveness Agreement” has the meaning set forth in Section 2.03.

(yy)	“Note” has the meaning set forth in Section 2.03.

(zz)	“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(aaa)	“Outside Date” has the meaning set forth in Section 9.01(c)(iv).

(bbb)	“Parties” and “Party” have the meanings set forth in the introductory paragraph hereof.

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(ccc)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(ddd)	“Purchase Price” has the meaning set forth in Section 2.01(b).

(eee)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(fff)	“SEC Reports” means the reports and filings made by the Company with the Securities United States Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act.

(ggg)	“SEC” means the United States Securities and Exchange Commission.

(hhh)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(iii)	“Selected Courts” has the meaning set forth in Section 11.02(b).

(jjj)	“Seller Manager” has the meaning set forth in the recitals hereto.

(kkk)	“Seller” has the meaning set forth in the introductory paragraph hereof.

(lll)	“Shares” has the meaning set forth in Section 2.01(a).

(mmm)	“Stock Power” has the meaning set forth in Section 2.06(b)(ii).

(nnn)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ooo)	“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(ppp)	“Third-Party Claim” has the meaning set forth in Section 10.04(a).

(qqq)	“Transaction Documents” means this Agreement, the Stock Power, the Company Disclosure Schedules, the Note Forgiveness Agreement and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(rrr)	“Transactions” has the meaning set forth in the recitals hereto.

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Section 1.02 Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. The Transactions

Section 2.01 The Purchase.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller, shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, four million, two hundred forty-seven thousand, six hundred sixty-six (4,247,666) shares of Common Stock held by the Seller (the “Shares”), representing 69.7% of the issued and outstanding shares of Common Stock on a fully diluted basis as of the Closing. The Shares are represented by one (1) certificate (4,166,666 Shares) and 81,000 Shares in a securities brokerage account at Interactive Brokers broker-dealer.

(b)	In exchange for the sale, assignment, transfer and delivery of the Shares to Buyer, Buyer shall pay to the Seller a total purchase price of three hundred and eighty-five thousand ($385,000) Dollars (the “Purchase Price”).

(c)	At the Closing, the Purchase Price shall be paid in cash to the Seller pursuant to wire instructions provided to Buyer at least three Business Days prior to the Closing Date.

Section 2.02 Deposit. The Parties acknowledge and agree that a deposit of $50,000 (the “Deposit”) has been sent by Buyer to David L Hill and Hill Innovative Law, LLC (“Escrow Agent”) pursuant to an Escrow Agreement entered into by and between Escrow Agent, Buyer and Seller, dated as of August 6, 2021 (the “Escrow Agreement”). In the event that the Closing occurs, Buyer shall be permitted to utilize the Deposit to pay a portion of the Purchase Price to be paid to the Seller, and the Parties covenant and agree to so instruct the Escrow Agent. In the event that the Closing does not occur or this Agreement is terminated, the Deposit shall be disbursed as set forth in Section 9.06. With the exception of any provision in the Escrow Agreement that relates to the Escrow Agent’s fee and expenses (the Escrow Agreement controls, regarding any fees and expenses owed to the Escrow Agent), the Parties acknowledge and agree that, to the extent that the provisions herein as to any actions or payments of the Deposit conflict with the terms of the Escrow Agreement, the terms and conditions herein shall control, and the Escrow Agreement shall be deemed amended to comply with the terms of this Agreement. By its signature on the signature page hereof, the Escrow Agent acknowledges and agrees and consents to the foregoing.

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Section 2.03 Forgiveness of Note. The Parties acknowledge and agree that the Company is currently indebted to Seller in the amount of approximately $160,000 pursuant to a Promissory Note dated as of September 19, 2017 (the “Note”). The Note shall be terminated and all amounts otherwise due and payable thereunder shall be forgiven at the Closing pursuant to a debt forgiveness and release agreement between the Company and the Seller in form and substance as agreeable to each of the Parties (the “Note Forgiveness Agreement”).

Section 2.04 Actions at the Closing. At the Closing, the Parties shall undertake the following actions:

(a)	The Company Board shall undertake such actions as required to:

	(i)	Expand the Company Board to be a number of persons as determined by Buyer, and to name such persons as selected by Buyer as directors on the Company Board; and

	(ii)	name such persons as selected by Buyer as officers of the Company, to the positions as determined by Buyer.

(b)	Following the actions as set forth in Section 2.04(a), all of the Directors and officers of the Company other than those named in or pursuant to Section 2.04(a) shall resign from all such positions with the Company.

Section 2.05 Closing.

The closing of the Transactions (the “Closing”) shall occur on the third Business Day following the satisfaction, or waiver by the Party or Parties for whose benefit the condition(s) exist, of the conditions to closing as set forth in Article VII and Article VIII, or such other date as the Parties shall agree (such date, the “Closing Date”).

Section 2.06 Closing Process and Deliverables.

(a)	The Parties acknowledge and agree that the Escrow Agent shall act as the closing agent in connection with the Transactions, and that the Parties shall deliver the items and payments as set forth in this Section 2.04(b) to the Escrow Agent, which shall disburse the same to the Party for whose benefit such items and payments accrue as set forth herein. Escrow Agent shall provide confirmation of receipt of such items and payments to all of the Parties and shall not disburse any such items or payment except on written instructions executed by all of the Parties.

(b)	At the Closing, the Company and the Seller:

(i) shall deliver to the Escrow Agent for the benefit of the Buyer a certificate of a duly authorized officer of the Company and of the Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer (A) attaching and certifying copies of any resolutions of the Company Board and the Seller Manager relating to this Agreement, the other Transaction Documents and the Transactions; (B) certifying the name, title and true signature of each officer of the Company and Seller executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, (C) attaching and certifying (i) a true, correct and complete copy of the Company Organizational Documents, certified by the Secretary of State of the State of Virginia, and (ii) a certificate of good standing and legal existence of the Company issued by Secretary of State of the State of Virginia and dated as of a date no earlier than three Business Days prior to the Closing Date; and (D) certifying that the matters set forth in Section 7.01, Section 7.03, Section 7.04, Section 7.05, Section 7.06 and Section 7.07 are true and correct;

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	(ii)	shall deliver to the Escrow Agent for the benefit of the Buyer the stock power in the form as attached hereto as Exhibit A (the “Stock Power”), duly executed by an authorized officer of Seller and any certificates representing the Shares;

	(iii)	shall deliver to the Escrow Agent written instructions to release the Deposit to Seller as a portion of the Purchase Price, and to pay the remaining portion of the Purchase Price delivered by the Buyer to the Escrow Agent pursuant to Section 2.06(c)(ii) to the Seller, and to release to the Buyer the certificate as referenced in Section 2.06(b)(i) and the Stock Power and any certificates representing the Shares;

	(iv)	shall deliver to the Escrow Agent who shall deliver to the Buyer the Note Forgiveness Agreement, duly executed by the Company and the Seller; and

	(v)	shall deliver to Buyer such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of any of Company’s or the Seller’s representations and warranties; evidencing the performance by the Company or the Seller of, or the compliance by the Company or the Seller with, any covenant or obligation required to be performed or complied with by the Company or the Seller; or otherwise facilitating the consummation or performance of any of the Transactions.

(c)	At the Closing, Buyer:

	(i)	Shall deliver to the Escrow Agent for the benefit of the Seller a certificate of Buyer certifying that the matters set forth in Section 8.01 are true and correct;

	(ii)	Shall deliver to the Escrow Agent for the benefit the Seller the sum of $335,000, being the balance of the Purchase Price;

	(iii)	shall deliver to the Escrow Agent written instructions to release the Deposit to Seller as a portion of the Purchase Price, and to pay the remaining portion of the Purchase Price delivered by the Buyer to the Escrow Agent pursuant to Section 2.06(c)(ii) to the Seller, and to release to the Seller the certificate as referenced in Section 2.06(c)(i); and

	(iv)	Shall deliver such other documents as the Company or the Seller may reasonably request for the purpose of evidencing the accuracy of any of Buyer’s representations and warranties; evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or otherwise facilitating the consummation or performance of any of the Transactions.

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Section 2.07 Additional Closing Events. At and following the Closing, Buyer, the Company and the Seller shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions.

Article III. Representations and Warranties Relating to the Company

As an inducement to the consummation of the Transactions, the Company and the Seller (collectively, the “Company Parties”), jointly and severally, represent and warrant to Buyer, except as set forth in the schedules of exceptions to the representations of the Company Parties as delivered to the Buyer on the Effective Date (“Company Disclosure Schedules”) as follows:

Section 3.01 Organization and Qualification.

(a)	The Company is duly organized, validly existing, and in good standing under the Laws of the State of Virginia and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. The Company has not qualified to do business in any State other than Virginia. To the knowledge of the Company, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of the Company within such jurisdiction. The Company does not have any subsidiaries and owns no Equity Securities of any other Person.

(b)	The Articles of Incorporation, Bylaws and other corporate documents and agreements of the Company (collectively, the “Company Organizational Documents”) are set forth in Section 3.01 of the Company Disclosure Schedules. The Company has taken all actions required by law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal capacity to consummate the transactions herein contemplated.

Section 3.02 Power and Authority. The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate Transactions.

Section 3.03 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by the Company, and the consummation of Transactions, have been duly authorized by the Company Board. This Agreement has been duly executed and delivered on behalf of the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

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Section 3.04 No Conflict.

(a)	The execution of this Agreement and the consummation of the Transactions will not violate any provision of the Company Organizational Documents or contravene, conflict with, or violate any resolution adopted by the Company Board or the Seller.

(b)	The execution of this Agreement and the consummation of the Transactions will not, directly or indirectly, with or without notice or lapse of time or both:

(i)	result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Law, statute, rule, regulation or executive order to which the Company is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to the Company;

(ii)	to the Knowledge of the Company, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which the Company, or any assets owned or used by the Company, could be subject;

(iii)	contravene, conflict with, violate, result in the loss of any benefit to which either the Company is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company, except to the extent that the forgoing would not cause a Material Adverse Effect;

(iv)	cause the Company to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect;

(v)	to the Knowledge of the Company, cause any assets owned or used by the Company to be reassessed or revalued by any Governmental Authority;

(vi)	breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which the Company is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on either the Company; or

(vii)	result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by the Company.

Section 3.05 Capitalization.

(a)	The authorized shares of capital stock of the Company consist of 10,000,000 shares of Common Stock, of which 6,082,214 shares are issued and outstanding.

(b)	The Shares are duly authorized, validly issued, fully paid and non-assessable. None of the outstanding shares of Common Stock were issued in violation of the preemptive or other rights of any shareholders or other Person.

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(c)	There are no outstanding or authorized Derivatives, and the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. To the knowledge of the Company and Seller, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Common Stock.

(d)	The Shares will be validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company, other than restrictions on transfer provided for in the Transaction Documents and under applicable Laws.

Section 3.06 Liabilities. Section 3.06 of the Company Disclosure Schedules sets forth, as of the Effective Date, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by the Company, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by the Company, the repayment obligations for which are secured by any of the Company’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of the Company. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

Section 3.07 Financial Statements. Section 3.07 of the Company Disclosure Schedules include complete copies of the Company’s financial statements consisting of the audited balance sheets and profit and loss statements of the Company as at June 30 in each of the years 2020 and 2021 and the retained earnings, stockholders’ equity and cash flow for the same years (the “Company Financial Statements”). The Company Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, in all material respects.

Section 3.08 Absence of Certain Changes, Events and Conditions. Other than as set forth in the SEC Reports or as contemplated by this Agreement or Transaction Documents, since the date of the Company Financial Statements, and other than in the Ordinary Course of Business, there has not been, with respect to the Company, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the Organizational Documents;

(c)	split, combination or reclassification of any shares of the capital stock of the Company;

(d)	issuance, sale or other disposition of any of the capital stock of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of the Company;

(e)	declaration or payment of any dividends or distributions on or in respect of any of the capital stock of the Company or redemption, purchase or acquisition of the capital stock the Company;

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(f)	material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Company Financial Statements;

(g)	material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Material Contract;

(i)	incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j)	transfer, assignment, sale or other disposition of any material amount of assets shown or reflected in the Company Financial Statements or cancellation of any material debts or material entitlements;

(k)	material damage, material destruction or loss (whether or not covered by insurance) to property of the Company, except for ordinary wear and tear;

(l)	any capital investment by the Company in, or any loan to, any other Person;

(m)	acceleration, termination, modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(n)	any capital expenditures by the Company in excess of $5,000;

(o)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Company’s employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees of the Company, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant of the Company;

(p)	adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Company, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral, involving the Company;

(q)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Company’s stockholders, directors, officers and employees;

(r)	entry into a material new line of business or abandonment or discontinuance of existing material lines of business by the Company;

(s)	adoption by the Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against either the Company under any similar Law;

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(t)	purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $1,000, individually (in the case of a lease, per annum) or $5,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business, in each case by or with respect to the Company;

(u)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by the Company; or

(v)	action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company following the Closing.

Section 3.09 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the Knowledge of the Company, threatened, by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 3.10 Compliance. The Company to its knowledge is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local Laws relating to taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Compliance with Laws; Permits.

(a)	The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to the Company or its business, properties or assets, including being current in all of the Company’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and the Company is not in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

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(b)	No order suspending the effectiveness of any registration statement of the Company under the Securities Act or the Exchange Act has been issued by the SEC and, to the Knowledge of the Company, no proceedings for that purpose have been initiated or threatened by the SEC.

(c)	The Company is not, and has not been, and the present officers, directors and affiliates of the Company are not and have not been, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or Affiliates will be (i) the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws related to the Company or (ii) the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency related to the Company.

Section 3.12 Taxes.

(a)	All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)	The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)	The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Company Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)	All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)	The Company is not a party to any Action by any taxing authority. To the Knowledge of the Company, there are no pending or threatened Actions by any taxing authority.

(h)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

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(i)	The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(j)	The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(k)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l)	The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company does not have any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)	The Company has not agreed to make, nor is the Company required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any period prior to the Closing to any period following the Closing.

(n)	The Company is not, nor has the Company been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)	The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)	The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)	The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.13 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The existing minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Board, and any committees of the Company Board in all material respects. At the Closing, all of those books and records will be in the possession of the Company and will be delivered to Buyer.

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Section 3.14 Contracts.

(a)	Section 3.14(a) of the Company Disclosure Schedules contains a list of all Contracts, agreements, franchises, license agreements, debt instruments or other commitments to which the Company is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business. In the case of oral agreements, Section 3.14(a) of the Company Disclosure Schedules contains a description thereof.

(b)	All Contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally.

(c)	The Company owns, licenses or has rights to use any and all intellectual property and technology used in the Company’s business, and to its knowledge the Company’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)	Except as included or described in Section 3.14(d) of the Company Disclosure Schedules, the Company is not a party to any oral or written (i) Contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, Contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of the Company, which, in each case cannot be terminated by the Company on notice of no more than thirty (30) days at a cost of no more than $30,000.

Section 3.15 Bank Accounts; Power of Attorney.Section 3.15 of the Company Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by the Company within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of the Company; (ii) all safe deposit boxes and other similar custodial arrangements maintained by the Company within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from the Company or who are otherwise authorized to act on behalf of the Company with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 3.16 Disclosure. The Company maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed by the Company in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect.

Section 3.17 Intellectual Property. The Company owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of the Company’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement. To the Knowledge of the Company there is no infringement by the Company of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of the Company, being threatened against, the Company regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

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Section 3.18 Environmental Laws. To Knowledge of the Company, the Company (i) is in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19 Title. The Company has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company is held under valid, subsisting and enforceable leases with which the Company is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any Subsidiary.

Section 3.20 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company, taken as a whole.

Section 3.21 Transactions with Affiliates. None of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company, is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

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Section 3.22 Foreign Corrupt Practices. Neither the Company, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.23 Money Laundering. The Company is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.24 Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor, to the Knowledge of the Company, any of the officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

Section 3.25 Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.26 No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.27 No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 3.28 Disclosure. All disclosure provided to Buyer regarding the Company, its business and Transactions, including the Company Disclosure Schedules, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that Buyer has not made, nor is Buyer making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

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Article IV. Representations and Warranties of the Seller

The Seller hereby represents and warrants to Buyer, as follows.

Section 4.01 Good Title. Seller is the record and beneficial owner, and has good title to the Shares, with the right and authority to sell and deliver such shares of Common Stock, free and clear of all liens, claims, charges, Encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”). None of the Shares is subject to pre-emptive or similar rights, either pursuant to any Company Organizational Document, requirement of Law or any Contract, and Seller does not have any pre-emptive rights or similar rights to purchase or receive shares of Common Stock or other interests in the Company. Seller has the power and authority to transfer the Shares to the Buyer as contemplated pursuant to the terms of this Agreement and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering Buyer or its designee as the new owner of the Shares in the records maintained by the Company, Buyer or its designee will receive good title to such Shares, free and clear of all Liens.

Section 4.02 Existence and Power. Seller is a limited liability company, duly formed and in good standing in the State of Wyoming, and has the full power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted and to enter into this Agreement and fulfill its obligations herein. Seller is a manager-managed limited liability company and Yitzhak Zelmanovitch is the Manager of the Seller.

Section 4.03 Power and Authority. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate Transactions.

Section 4.04 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by Seller, and the consummation of Transactions, have been duly authorized by the Seller Manager and all additional applicable Persons with respect to the Seller. This Agreement has been duly executed and delivered on behalf of Seller. This Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.05 No Conflicts. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder in accordance with the terms hereof (i) will not require the consent of any third party or governmental entity under any applicable Laws; (ii) will not violate any Laws applicable to the Seller and (iii) will not violate or breach any Contractual obligation to which the Seller is a party, or any of Seller’s organizational documents.

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Section 4.06 Brokers. Seller has not retained any broker or finder in connection with any of the Transactions, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 4.07 Disclosure. All disclosure provided to Buyer regarding Seller and Transactions is true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Seller acknowledges and agrees that Buyer has not made, nor is Buyer making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Article V. Representations and Warranties of Buyer

As an inducement to, and to obtain the reliance of the Company and the Seller, Buyer represents and warrants to the Company and the Seller, as follows:

Section 5.01 Organization. Buyer is natural person resident in the State of Georgia and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Buyer has taken all action required by Law or otherwise to authorize the execution and delivery of this Agreement, and to consummate the Transactions. Buyer is an “accredited investor” as defined in Rule 501 pursuant to Regulation D promulgated under the Securities Act.

Section 5.02 Power and Authority. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

Section 5.03 Authorization of Agreement; Etc. This Agreement has been duly executed and delivered on behalf of Buyer. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.04 No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Buyer is a party or to which any of its assets, properties or operations are subject; (ii) violate any provision of Law, statute, rule, regulation or executive order to which the Buyer is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to the Buyer.

Section 5.05 No Conflict with Other Instruments. The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Buyer is a party or to which any of his assets, properties or operations are subject.

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Section 5.06 No Brokers. Buyer has not retained any broker or finder in connection with any of the Transactions, and Buyer has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article VI. Covenants and Additional Agreements

Section 6.01 Public Announcements. Except as required by applicable Law, prior to the Closing the Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or Transactions.

Section 6.02 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.03 Due Diligence.

(a)	Following the Effective Date, until consummation of the Transactions or the earlier termination of this Agreement, the Company shall give to Buyer and its authorized representatives full and complete access to the books and records, Contracts, facilities and personnel of the Company as Buyer and its authorized representatives may request so that Buyer may complete its due diligence investigation of the Company and the shares of Common Stock. The Seller agrees to provide Buyer and its authorized representatives with access to any information within Seller’s or the Company’s possession or within Seller’s or the Company’s control that contains information generated by Seller or the Company regarding the Company relative to its financial, operational, and/or regulatory condition (present, past, or prospective). The Company and the Seller will also permit Buyer to interview the directors and officers of the Company in connection with Buyer’s due diligence review of the Company.

(b)	In the event that Buyer’s due diligence review of the Company and the Common Stock is not satisfactory to Buyer in its sole discretion, at any time prior to the Closing, Buyer may terminate this Agreement upon notice to the Company and the Seller, and the Deposit shall be returned to the Buyer as set forth in Section 2.02.

Section 6.04 Limitation of Business Activities of the Company Prior to Closing. Prior to the Closing, except for Transactions, the Company will not, without the prior written consent of Buyer, (i) make any material change in the type or nature of its business, or in the nature of its operations, (ii) create or suffer to exist any debt, other than that currently in existence or undertaken to complete projects ongoing or to meet short term working capital needs, or (iii) enter into any new agreements of any kind or undertake any new obligations or liabilities likely to have a material impact on its business.

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Section 6.05 Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

Section 6.06 No-Shop.

(a)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, none of the Company or Seller shall, and each of the Company and Seller shall cause the Representatives of the Company and the Seller not to, directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)	furnish any non-public information regarding the Company to any Person who has made an Acquisition Proposal or an Acquisition Inquiry;

(iii)	engage in discussions or negotiations with any Person who has made any Acquisition Proposal or Acquisition Inquiry;

(iv)	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction.

(b)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to the Company, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to the Company, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal.

(c)	The Company shall promptly, within 36 hours, advise Buyer orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. The Company shall keep Buyer reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

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(d)	The Company and the Seller shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry proposed on or prior to the Effective Date. The Company acknowledges and agrees that any actions taken by or at the direction of a Representative of the Company or Seller that, if taken by the Company or Seller, would constitute a breach or violation of this Section 6.06 and will be deemed to constitute a breach and violation of this Section 6.06 by the Company and the Seller.

Section 6.07 Additional Company Covenants.

(a)	Except as otherwise contemplated herein, between the Effective Date and the Closing, the Company and the Seller will not (i) materially amend the Organizational Documents; (ii) declare or make, or agree to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholders of the Company or purchase or redeem, or agree to purchase or redeem, any shares of Common Stock; (iii) make any material change in its method of management, operation or accounting; (iv) enter into any other material transaction other than sales in the ordinary course of its business; or (v) make any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

(b)	Between the Effective Date and the Closing, the Company will not (i) grant or agree to grant any options, warrants or other rights to purchase, subscribe for, or otherwise acquire shares of Common Stock, or other securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire, shares of Common Stock; (ii) borrow or agree to borrow any funds or incur, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sell or transfer, or agree to sell or transfer, any of its assets, properties, or rights or cancel, or agree to cancel, any debts or claims; or (iv) issue, deliver, or agree to issue or deliver any Equity Securities of the Company, including debentures or other debt obligations, except in connection with this Agreement.

Article VII. Conditions Precedent to the Obligations of Buyer

The obligations of Buyer to consummate the Closing are subject to the satisfaction, or waiver by Buyer in its sole discretion, as of and on the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants.

(a)	Each of the representations and warranties made by the Company shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and the representations and warranties as set forth in Section 3.05, each of which shall be true and correct in all respects, in each case, as of the Closing Date as if made on such date, and the Company shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b)	Each of the representations and warranties made by the Seller shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and the representations and warranties as set forth in Section 4.01 which shall be true and correct in all respects, in each case as of the Closing Date as if made on such date, and the Seller shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

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Section 7.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of Transactions, and Buyer shall have obtained the approval of any governmental authorities as required in order to consummate the Transactions.

Section 7.03 Consents. All consents, approvals, waivers or amendments pursuant to all Contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or required for the Closing to occur, or for the continued operation of the Company after the Closing Date on the basis as presently operated, shall have been obtained.

Section 7.04 Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against Buyer, the Company and/or the Seller which would prevent the consummation of the Transactions.

Section 7.05 No Material Adverse Effect. Between the Effective Date and the Closing Date, there shall not have been any Material Adverse Effect.

Section 7.06 SEC Reports. The Company shall be current and up-to-date with all reporting and filing obligations with the SEC pursuant to the Securities Act and the Exchange Act and with its reporting obligations to the OTC Markets.

Section 7.07 Liabilities. As of the Closing Date, the Company shall have no Liabilities, in excess of $1,000, whether absolute, accrued, contingent, known or unknown or otherwise, except Liabilities incurred in the ordinary course of business not in excess of $5,000.

Section 7.08 Form 10-K. The Company shall have filed its Form 10-K with the SEC for the fiscal year ended June 30, 2021.

Section 7.09 Schedules and Other Information. The Company shall have delivered to Buyer the financial statements of the Company and other books and records reasonably requested in connection with Buyer’s due diligence investigation of the Company, and there shall have been no disclosure in any financial statements or any schedule delivered after the Effective Date or in any disclosure provided in connection with such due diligence investigation, which in the sole discretion and determination of Buyer differs materially from the information it has received as of the Effective Date and which does or may have a materially adverse effect on the value of the business of the Company or on its assets, properties or goodwill.

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Article VIII. Conditions Precedent to the Obligations of the Company and the Seller

The obligations of the Company and the Seller to consummate the Closing are subject to the satisfaction, or waiver by the Company and the Seller, each in their sole discretion, as of and on the Closing Date, of the following conditions:

Section 8.01 Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by Buyer shall be true and correct in all material respects as of the Closing Date as if made on such date and Buyer shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

Section 8.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of Transactions.

Article IX. Termination

Section 9.01 Termination. This Agreement may be terminated at any time before the Closing Date as follows:

(a)	by mutual written consent of the Company, Buyer and the Seller;

(b)	by any of the Seller, the Company or Buyer if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any governmental authority restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)	by Buyer:

(i)	If there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company or the Seller set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Company and the Seller (a “Company Default”); or

(ii)	if there shall have occurred a Material Adverse Effect prior the Closing Date;

(iii)	pursuant to the provisions of Section 6.03(b); or

(iv)	if the Closing has not occurred on or before September 30, 2021 (the “Outside Date”), provided, however, that if the Closing has not occurred by the Outside Date due to a Buyer Default having occurred, Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(iv);

(d)	by the Seller and the Company, acting jointly:

(i)	if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Buyer (an “Buyer Default”); or

(ii)	if the Closing has not occurred on or before the Outside Date, provided, however, that if the Closing has not occurred by such date due to a Company Default having occurred, the Seller and the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii).

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Section 9.02 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement (other than this Article IX, Article X and Article XI) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that nothing shall relieve any Party from liability for actual damages to the other Parties resulting from a breach of this Agreement by such Party prior to any such termination other than as specifically set forth herein. The Parties acknowledge and agree that upon any termination of this Agreement for any reason, the Parties shall jointly instruct the Escrow Agent to return the Deposit to the Buyer, and the Parties hereby covenant and agree to so instruct the Escrow Agent, provided that in the event of a termination of this Agreement pursuant to the provisions of Section 6.03(b), solely the instructions of the Buyer to the Escrow Agent shall be required to release the Deposit to the Buyer.

Section 9.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement (other than this Article IX, Article X and Article XI) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that, except as provided in Section 9.06(d), any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

Section 9.04 Default by Buyer. If Buyer fails to perform any of its obligations under this Agreement, the Company and the Seller shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. Other than as specifically set forth herein, no remedy conferred upon the Company and the Seller is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to the Company and the Seller in this Agreement will be cumulative and in addition to every other remedy available to the Company and the Seller under this Agreement and no single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to the Company and the Seller remedies under Section 10.03.

Section 9.05 Default by Seller or the Company. If the Seller or the Company fails to perform any of their respective obligations under this Agreement, Buyer shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. Other than as specifically set forth herein, no remedy conferred upon Buyer is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to Buyer in this Agreement will be cumulative and in addition to every other remedy available to Buyer under this Agreement and no single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to Buyer’s remedies under Section 10.02.

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Section 9.06 Deposit.

(a)	In the event that this Agreement is terminated by any Party or jointly by any two or more Parties pursuant to the provisions herein for any reason prior to September 14, 2021 (the “Hard Date”), the Deposit shall be returned to Buyer on the sole direction of the Buyer and no other approval of any other Party or any other Person shall be required.

(b)	In the event that this Agreement is terminated by any Party or jointly by any two or more Parties pursuant to the provisions of Section 9.01(b) at any time herein (including, for the avoidance of doubt, following the Hard Date), the Deposit shall be returned to Buyer on the sole direction of the Buyer and no other approval of any other Party or any other Person shall be required.

(c)	In the event that the Buyer terminates this Agreement pursuant to the provisions of Section 9.01(c)(i) at any time (including, for the avoidance of doubt, following the Hard Date), the Deposit shall be returned to Buyer on the sole direction of the Buyer and no other approval of any other Party or any other Person shall be required.

(d)	In the event that, following the Hard Date, this Agreement is terminated by any Party or jointly by any two or more Parties pursuant to the provisions herein for any reason other than pursuant to the provisions of Section 9.01(b) or Section 9.01(c)(i), the Deposit shall be released and paid to the Seller, on behalf of the Seller and the Company, as liquidated damages, and the Parties agree that the payment and release of the Deposit to the Seller, on behalf of the Seller and the Company, shall constitute full and complete payment of all damages, liabilities and costs incurred by the Company and the Seller arising from the failure of the Closing to occur or any Buyer Default.

Article X. Survival and Indemnification

Section 10.01 Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year after the Closing Date. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for a period of one (1) year or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 10.02 Indemnification by Seller. Subject to the provisions of this Article X, if the Closing occurs, the Seller hereby covenants and agrees with Buyer that the Seller shall indemnify Buyer and its directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (individually, an “Buyer Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses incurred by any Buyer Indemnified Party resulting from any misrepresentation, breach of any representation or warranty of the Company or the Seller in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Company or the Seller made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

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Section 10.03 Indemnification by Buyer. Subject to the provisions of this Article X, if the Closing occurs, Buyer hereby covenants and agrees with the Seller that Buyer shall indemnify the Seller and hold Seller harmless from, against and in respect of any and all Losses incurred by the Seller resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 10.04 Indemnification Procedures. The Party making a claim under this Article X is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.”

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 10.05 Payments. Subject to the terms and conditions herein, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

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Section 10.06 Certain Limitations. The indemnification provided for in Section 10.02 and Section 10.03 shall be subject to the following limitations:

(a)	The Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 10.02 until the aggregate amount of all Losses in respect of indemnification under Section 10.02 exceeds $25,000 (the “Basket”), in which event the Seller shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)	Buyer shall not be liable to the Seller for indemnification under and Section 10.03 until the aggregate amount of all Losses in respect of indemnification under Section 10.03 exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)	The Parties acknowledge and agree that the maximum liability of the Seller, on the one hand, and Buyer, on the other hand, for indemnification pursuant to this Article X shall an amount equal to the Purchase Price (the “Cap”), and neither the Seller, on the one hand, or Buyer, on the other hand, shall have any liability to the other in excess of the Cap.

Section 10.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Law.

Section 10.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, ) made at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 10.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article X shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law and except as otherwise specified in this Article X, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Law.

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Section 10.10 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Article XI. Miscellaneous

Section 11.01 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by overnight courier or registered mail or certified mail, postage prepaid, or electronic mail with a follow up copy by overnight courier, addressed as follows:

If to Buyer:

Ryan Schadel

PO Box 1571

Cumming, Georgia, 30028

Email: rschadel21@gmail.com

with a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: jcacomanolis@anthonypllc.com

If to the Company or the Seller:

Roran Capital LLC

Attn: Yitzhak Zelmanovitch

140 West 31st Street

New York, NY 10001

yz@rorancap.com

with a copy, which shall not constitute notice, to:

Clifford J. Hunt

Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, Florida 33772

(727) 471-0447 facsimile

Email: cjh@huntlawgrp.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered or sent by electronic mail, (ii) on the day after dispatch, if sent by overnight courier, and (iii) three (3) days after mailing, if sent by registered or certified mail.

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Section 11.02 Governing Law; Jurisdiction.

(a)	This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of Virginia, without giving effect to principles of conflicts of law thereunder.

(b)	The exclusive venue for all disputes, claims, suits and other matters arising hereunder shall be the courts of the State of Georgia and the United States Federal courts located in Forsyth County, Georgia (the “Selected Courts”) and each of the Parties, and the Escrow Agent, (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the Selected Courts. By execution and delivery of this Agreement, each Party, and the Escrow Agent, hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 11.03 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.03.

Section 11.04 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.05 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 11.06 Confidentiality. Buyer, on the one hand, the Company and the Seller, on the other hand, each agree with the other that the documentation and other information disclosed to them by the other Parties hereunder to evaluate various the business and affairs of the Company or Buyer, as the case may be, and various aspects of the Transactions may contain proprietary confidential information and trade secrets, and that the disclosure and unauthorized use of such information could cause irreparable injury. The Parties agree that all such information and materials shall be used and disclosed only to the limited extent necessary for the Parties hereto (and their professional advisors) to evaluate the Transactions. All extracts, digests and copies of such documentation and information shall be maintained under strict control by the recipients, other than as required by applicable Law. Upon termination of the negotiations by the Parties, no Party (or advisor to such Party) shall make any further use of such documentation and information, and all documentation previously obtained (together with all copies, abstracts, digests and analyses thereof) shall be returned to the Party providing such information.

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Section 11.07 Public Announcements and Filings. Other than as set forth in Section 6.01, unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by Buyer and the Seller. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 11.08 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

Section 11.09 Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, no director, officer, stockholder (other than the Seller), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 11.10 Expenses. Other than as specifically set forth herein, whether or not the Transactions are consummated, each of Buyer, on the one hand, and the Company and the Seller, on the other hand, will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Transactions.

Section 11.11 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 11.12 Amendment or Waiver. Other than as specifically set forth herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all Parties hereto.

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Section 11.13 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 11.14 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the Transactions, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of each of the other Parties and any such purported assignment or transfer in contravention of the provisions herein shall be null and void and of no force or effect.

Section 11.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Ryan Schadel

By:	/s/ Ryan Schadel
Name:	Ryan Schadel

Waterside Capital Corporation

By:	/s/ Zindel Zelmanovitch
Name:	Zindel Zelmanovitch
Title:	Chief Executive Officer

Roran Capital LLC

By:	/s/ Yitzhak Zelmanovitch
Name:	Yitzhak Zelmanovitch
Title:	Manager

Agreed and accepted for purposes of Section 2.02, Article IX and Section 11.02(b):

Hill Innovative Law, LLC

By:	/s/ David L. Hill, II
Name:	David L. Hill, II

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Exhibit A

IRREVOCABLE STOCK POWER

Waterside Capital Corporation

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Roran Capital LLC (“Seller”) hereby assigns, transfers, and conveys to Ryan Schadel, a natural person resident in Georgia, all of Seller’s right, title, and interest in and to four million, two hundred forty-seven thousand, six hundred sixty-six (4,247,666) shares of common stock, par value $1.00 per share, of Waterside Capital Corporation, a Virginia corporation (the “Company”) and hereby irrevocably appoints the Chief Executive Officer, President and Secretary of the Company, and each of them, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: ______________________, 2021

Seller Name: Roran Capital LLC

By

Name:	Yitzhak Zelmanovitch

Title:	Manager